Exhibit 99.1

Richard L. Bready, Chairman and CEO
Edward J. Cooney, Vice President and Treasurer
(401) 751-1600

IMMEDIATE

PROPOSED OFFERING OF SENIOR DISCOUNT NOTES

PROVIDENCE, RI, February 10, 2005—NTK Holdings, Inc. (“NTK Holdings”), the parent company of Nortek Holdings, Inc. (“Nortek Holdings”), today announced plans to conduct an offering of Senior Discount Notes due 2014 (the “Notes”), expected to generate gross proceeds of approximately $250 million. The Notes, which are structurally subordinated to all debt and other liabilities of the subsidiaries of NTK Holdings, including Nortek Holdings and its subsidiary Nortek, Inc. (“Nortek”), are expected to be issued and sold in a private Rule 144A offering to institutional investors.

The net proceeds of the offering will be used to pay a dividend to the equity holders of NTK Holdings and to make a distribution to participants in the deferred compensation plan of Nortek Holdings, including members of management.

Nortek* (a wholly owned subsidiary of Nortek Holdings, which is a wholly owned subsidiary of NTK Holdings) is a leading international manufacturer and

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distributor of high-quality, competitively priced building, remodeling and indoor environmental control products for the residential and commercial markets. Nortek offers a broad array of products for improving the environments where people live and work. Its products include: range hoods and other spot ventilation products; heating and air conditioning systems; indoor air quality systems; and specialty electronic products.

The offering of the Notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or an exemption from the registration requirements of such Act.

*As used herein, the term “Nortek” refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Nortek’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors impacting such forward-looking statements include the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic conditions, the rate of sales growth, and product liability claims. Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to the reports and filings of Nortek with the Securities and Exchange Commission.

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